Exhibit 23.1

[BURNHAM & SCHUMM LETTERHEAD]

CONSENT OF INDEPENDENT AUDITORS

August 30, 2004

        We consent to the inclusion in this Registration Statement on Form SB-2 of our report dated May 19, 2004, on our audit of the consolidated financial statements of Public Media Works, Inc. which covered the consolidated balance sheets as of February 29, 2004 and February 28, 2003, and the results of the Company's operation and cash flows for the fiscal year ended February 29, 2004 and the fiscal year ended February 28, 2003, the ten-month period ended December 31, 2003, and the period from March 3, 2000 to December 31, 2003 appearing in the Prospectus, which is part of the Registration Statement. We also consent to the reference of our firm under the caption "Experts" in this Prospectus.

/s/ BURNHAM & SCHUMM Burnham & Schumm, P.C. Certified Public Accountants Salt Lake City, Utah